Exhibit 10.2

2020 EXECUTIVE MANAGEMENT COMPENSATION PROGRAM (“2020 EMCP”)
Program Document
Effective January 1, 2020

Covered Positions	A “Covered Officer” is any Freddie Mac[1] officer at the Senior Vice President (“SVP”) level and above other than the Chief Executive Officer (“CEO”).
Covered Position Participation Requirement
Participation in the 2020 EMCP is conditioned on the Covered Officer’s agreement to the terms and conditions set forth herein and in the EMCP Recapture and Forfeiture Agreement (“Recapture Agreement”). A Covered Officer who does not agree to the terms of both the 2020 EMCP and the Recapture Agreement will receive only Base Salary.  The terms and conditions set forth in the Recapture Agreement are incorporated in and made a part of this 2020 EMCP.

Target Total Direct Compensation[2]	A Covered Officer’s target total direct compensation (“Target TDC”) is the sum of Base Salary and Deferred Salary, each of which is paid in cash.
Base Salary	Base Salary is earned and paid on the company’s standard payroll cycle and cannot exceed $600,000 without Federal Housing Finance Agency (“FHFA”) approval.
Deferred Salary
The portion of Target TDC not paid in Base Salary is Deferred Salary, which is earned on the company’s standard payroll cycle. The amount earned in each quarter, plus interest earned on that amount as described below under “Interest on Deferred Salary,” will be paid in cash according to the “Approved Payment Schedule”. Deferred Salary consists of the following two elements:
At-Risk Deferred Salary - At-Risk Deferred Salary shall be equal to 30% of the Covered Officer’s Target TDC. The amount of At-Risk Deferred Salary earned in a calendar year is subject to reduction based on corporate and individual performance as follows:
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One-half of At-Risk Deferred Salary (or 15% of Target TDC) is subject to reduction based on an assessment by FHFA of performance against Conservatorship Scorecard objectives relevant for the calendar year in which the At-Risk Deferred Salary is earned.[3] The reduction can range from 0% (no reduction) to 100% (the maximum reduction).
•
One-half of At-Risk Deferred Salary (or 15% of Target TDC) is subject to reduction based on the Covered Officer’s performance against individual objectives and an assessment of the company’s performance against Corporate Scorecard objectives, each relevant to the calendar year in which the At-Risk Deferred Salary is earned. The total reduction can range from 0% (no reduction) to 100% (the maximum reduction).
A Covered Officer’s performance during the calendar year will be assessed by the CEO, in his/her sole discretion, pursuant to the performance assessment and reduction process in effect for such year.

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1 For purposes of this Program Document, Freddie Mac refers to the Federal Home Loan Mortgage Corporation and any of its wholly-owned subsidiaries.
2 Initially expressed as an annual rate. Amount will be prorated, as appropriate, to reflect date of hire, promotion into a Covered Position, date of termination, or other adjustment to Target TDC.
3 For the Covered Officer leading the Internal Audit function, the reduction will be based on the appropriate Board committee's and FHFA's assessment of performance against the Internal Audit Scorecard objectives.

Deferred Salary (continued)

At-Risk Deferred Salary payments for Covered Officers are subject to review and approval by the Committee and FHFA, as appropriate.
Fixed Deferred Salary - Fixed Deferred Salary shall be equal to the Covered Officer’s Target TDC less Base Salary and less At-Risk Deferred Salary and is not subject to reduction based on either corporate or individual performance.
Payment of both At-Risk and Fixed Deferred Salary is also subject, if applicable, to the “Treatment Upon Termination” provisions set forth below.

Deferred Salary Approved Payment Schedule
At-Risk Deferred Salary - For Covered Officers hired after December 31, 2019, At-Risk Deferred Salary earned in each quarter will be paid on the last regular pay date in the corresponding quarter of the second calendar year following the quarter in which it was earned.
For Covered Officers hired prior to December 31, 2019, At-Risk Deferred Salary earned in each quarter prior to January 1, 2022, will be paid on the last regular pay date in the corresponding quarter of the following calendar year. At-Risk Deferred Salary earned in each quarter after January 1, 2022, will be paid on the last regular pay date in the corresponding quarter of the second calendar year following the quarter in which it was earned.
Fixed Deferred Salary - Fixed Deferred Salary earned in each quarter will be paid on the last regular pay date within the corresponding quarter of the following calendar year.

Interest on Deferred Salary
Interest will be credited on the amount of a Covered Officer’s At-Risk and Fixed Deferred Salary earned during each calendar quarter. The interest rate used is one-half the one-year Treasury Bill rate in effect on the last business day immediately preceding the year in which Deferred Salary is earned. The amount on which interest is accrued will take into account any reduction for corporate and/or individual performance applicable to a Covered Officer’s At-Risk Deferred Salary and any reduction applicable to a Covered Officer’s Fixed Deferred Salary resulting from certain terminations of employment as described in “Treatment Upon Termination: Fixed Deferred Salary.” Interest is earned from the first day of the calendar quarter following the quarter during which the Deferred Salary is earned through the payment date under the Approved Payment Schedule or, in the event of death, the actual payment date.
The amount of interest payable with respect to a Covered Officer’s Deferred Salary will be determined as of the payment date and will be paid at the same time as the Deferred Salary to which it relates. If Deferred Salary is forfeited or recaptured for any of the reasons described in the Recapture Agreement, the related interest will also be forfeited or recaptured.

Impact on Retirement, Executive, and Welfare Plans
The treatment of Base Salary and Deferred Salary as compensation for purposes of Freddie Mac’s retirement and welfare benefit plans is governed by the actual terms of those plans. The table below summarizes whether the Base Salary and Deferred Salary a Covered Officer receives while an active employee are treated as compensation for purposes of the following Freddie Mac retirement and welfare benefit plans. Freddie Mac retains the right to amend, revise or discontinue any of the retirement and welfare benefit plans and the terms of each plan will prevail in the event that there is any conflict between those terms and the table below.

Impact on Retirement, Executive, and Welfare Plans (continued)	Freddie Mac's Retirement and Welfare Benefit Plans	Base Salary Considered Compensation?	Deferred Salary Considered Compensation?
	Tax-Qualified Thrift/401(k)	Yes	Yes
	Non-Qualified Thrift/401(k) Supplemental Executive Retirement Plan (SERP)[4]	Yes	Yes
	Group Term Life Insurance	Yes	No
	Group Universal Life Insurance	Yes	No
	Long-Term Disability Plan	Yes	No
	Accidental Death and Personal Loss Insurance	Yes	No
	Business Travel Accident Insurance	Yes	No
	Worker’s Compensation	Yes	No
	Purchase/Payout of Vacation	Yes	No
Interest earned on Deferred Salary, as well as any Base Salary or Deferred Salary a Covered Officer receives after termination of employment are not treated as compensation for purposes of any Freddie Mac retirement or welfare benefit plan.

Treatment Upon Termination: Base Salary	Base Salary will cease upon termination of employment, regardless of the reason for such termination.

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4 Compensation for purposes of the Non-Qualified Thrift/401(k) SERP may not exceed two times a Covered Officer’s Base Salary.

Treatment Upon Termination: At-Risk Deferred Salary
The timing and payment of any unpaid portion of At-Risk Deferred Salary is based on the reason for termination of employment, as follows:
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Forfeiture Event - All earned but unpaid At-Risk Deferred Salary and related interest is subject to forfeiture if a Covered Officer is terminated due to the occurrence of an event or conduct described in the Recapture Agreement;
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Death - All earned but unpaid At-Risk Deferred Salary and related interest is paid as soon as administratively possible, but not later than 90 calendar days after the date of death, subject to the terms and conditions of the Recapture Agreement; and
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Any Other Reason[5] - All earned but unpaid At-Risk Deferred Salary and related interest is paid in accordance with the Approved Payment Schedule, subject to the terms and conditions of the Recapture Agreement.
Payment of earned but unpaid At-Risk Deferred Salary and related interest following a termination of employment shall be subject to the performance assessment and reduction process. The performance assessment and reduction process for At-Risk Deferred Salary is waived, however, in cases of death or Long-Term Disability (as defined in the Long-Term Disability Plan in effect on the date of termination) if the process is not complete as of the termination date.

Treatment Upon Termination: Fixed Deferred Salary
The timing and payment of any unpaid portion of Fixed Deferred Salary is based on the reason for termination of employment, as follows:

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Forfeiture Event - All earned but unpaid Fixed Deferred Salary and related interest is subject to forfeiture if a Covered Officer is terminated due to the occurrence of an event or conduct described in the Recapture Agreement;

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Death - All earned but unpaid Fixed Deferred Salary and related interest is paid in full as soon as administratively possible, but not later than 90 calendar days after the date of death, subject to the terms and conditions of the Recapture Agreement; and

•
Any Other Reason[5] - All earned but unpaid Fixed Deferred Salary and related interest is paid in accordance with the Approved Payment Schedule, subject to the terms and conditions of the Recapture Agreement.

A Covered Officer’s earned but unpaid Fixed Deferred Salary will be reduced by 2% for each full or partial month by which the termination precedes January 31 of the second calendar year following the calendar year in which the Fixed Deferred Salary is earned.
This reduction will not be applied in cases of death, Long-Term Disability, a severance-eligible termination, as defined in the severance plan applicable to Covered Officers who are not executive officers, or retirement. A Covered Officer is considered to have retired when s/he voluntarily terminates employment after attaining or exceeding 62 years of age, regardless of length of service, or attaining or exceeding 55 years of age with 10 or more years of continuous service.

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5 Any Other Reason includes, but is not limited to, voluntary terminations, retirement, Long-Term Disability, and involuntary termination for any reason other than a Forfeiture Event.

Reservation of Rights and Applicable Law
Each Covered Officer’s employment with Freddie Mac is “at-will,” meaning that either the Covered Officer or Freddie Mac may terminate such employment at any time with or without cause or notice. Nothing in this Program Document or any other document referred to or incorporated by reference herein shall be held or construed to change the at-will nature of any Covered Officer’s employment with Freddie Mac.
Nothing in this Program Document is intended or shall be construed to abrogate FHFA’s authority to either: (i) modify or terminate any compensation plan or program (including the 2020 EMCP); or (ii) disapprove the actual payment of any form of compensation to be paid pursuant to the 2020 EMCP.
FHFA retains the right to modify any of the terms and conditions of your employment, including the right to modify or rescind the terms and conditions of the 2020 EMCP as well as the actual payment of compensation to you pursuant thereto, without giving rise to liability on the part of Freddie Mac.
The 2020 EMCP is subject to and shall be construed in accordance with: (i) any applicable law and any applicable regulation, guidance or interpretation of FHFA and/or the United States Department of the Treasury; and (ii) the substantive laws of the Commonwealth of Virginia, excluding provisions of the Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.
Payment of Deferred Salary under the 2020 EMCP is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as amended, and, specifically, with the separation pay exemption and short-term deferral exemption of Section 409A, and shall in all respects be construed, interpreted, and administered in accordance with Section 409A. Notwithstanding anything in the 2020 EMCP to the contrary, payments may only be made pursuant to the 2020 EMCP upon an event and in a manner permitted by Section 409A or an applicable exemption. All payments to be made upon a termination of employment under this Program Document may only be made upon a “separation from service” under section 409A. If a Covered Officer is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)) at the time of a separation from service, payments scheduled to be made during the six months following the separation from service shall, to the extent required by Section 409A, be deferred to and payable on the first day of the seventh month following the separation from service.

This 2020 EMCP will be in effect for 2020 and subsequent years unless and until amended or superseded. By signing below, I acknowledge that I understand and voluntarily agree to the terms of this 2020 EMCP:

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Covered Officer’s Signature                 Date

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Printed Name

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Title